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                                                                 Exhibit 99.37

KeraVision Reports First Quarter Results

Procedure growth rate continues to accelerate

FREMONT, CA (April 17, 2000) - Achieving a record number of estimated procedures in the first quarter, KeraVision, Inc. (Nasdaq: KERA), developer of IntacsT prescription inserts for correcting mild myopia (nearsightedness), today reported revenues of $1.0 million for the first quarter ended March 31 - up 112 percent over the $472,000 in revenues for the same quarter a year ago.

As part of the planned reduction in surgeon training, training-related surgeon kit sales were down from the fourth quarter which resulted in a reduction from fourth quarter revenues of $1.9 million. The changing revenue mix reflects a transition toward building on-going sales from Intacs procedures, the focus in the first quarter, and away from one-time sales from surgeon startup kits, which was the focus in 1999 following FDA approval in April 1999.

Net loss for the period was $9.8 million vs. $9.5 million for the previous quarter and $7.3 million for the first quarter in 1999. The net loss per share applicable to common stockholders was 54 cents per share compared to 60 cents per share for the same period a year before. The increase in net loss was primarily due to investments in professional and consumer market-development activities in the United States.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "We believe we have demonstrated with our `Fast Track' program that we can develop successful Intacs distribution points. Our next step is to implement several consumer marketing programs designed to create demand for Intacs and to link consumers directly to the group of Fast Track practices. By supporting Fast Track practices with consumer programs and adding new Fast Track practices as we go, we feel KeraVision has the right strategy to accelerate the rate of procedure growth."

Total procedures for the first quarter were estimated to be approximately 1,100. About 90 percent of these procedures were performed by surgeons who already completed Intacs training and proctoring and were performing Intacs on an ongoing basis. The record growth in "post-training" procedures was led by the Fast Track group which was up 47 percent from the previous quarter.

Loarie added, "KeraVision's record procedure volume in the first quarter indicates that Intacs are gaining in the marketplace. The fact that nine out of 10 of these procedures were post-training procedures means that a growing number of surgeons are starting to perform Intacs on an ongoing basis."

With Fast Track distribution points in place in a number of key markets and ready to receive consumers, the company plans to launch a series of consumer programs, starting in May, that are, (1) aimed at creating demand among discontented contact lens and eyeglass wearers who are apprehensive about laser surgery, and, (2) driving these discontented consumers to local Fast Track clinical practices.

Fast Track practices benefit from special cooperative advertising and practice-building programs once they commit to making Intacs the procedure of choice for mildly nearsighted clients. The company plans to announce details of the consumer programs over the next month.

As of March 31, there were a total of 38 Fast Track clinical practices. KeraVision intends to add new Fast Track practices each quarter

KeraVision, founded in 1986, is the developer of Intacs prescription inserts for correcting mild myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Approved by the FDA in 1999, Intacs are a flexible and convenient option to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented Intacs technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than presently approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" contained in Form 10-K for the year ended Dec. 31, 1999, and under the heading "Risk Factors" in the registration statement on Form S-3 dated Aug. 12, 1999, as well as in other SEC filings.

# # #

Note to Editors: KeraVision and Intacs are registered trademarks or trademarks of KeraVision, Inc. in the U.S. and foreign countries

For further information

Investors:  Mark Fischer-Colbrie, (510) 353-3000
Media: Mick Taylor, (510) 353-3075

www.GetIntacs.com

"Fax On Demand"
(800) 448-8559

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                                KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                       Three Months Ended
                                             March 31,
                                     ----------------------
                                        2000       1999
                                     ---------- -----------



Net sales...........................    $1,000        $472

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................     1,977       1,588
   Research and development.........     2,435       2,090
   Selling, general and
      administrative................     6,747       3,979
                                     ---------- -----------

Total costs and expenses............    11,159       7,657
                                     ---------- -----------
Operating loss......................   (10,159)     (7,185)

Interest income and other, net......       596          32
Interest expense....................      (276)       (103)
                                     ---------- -----------
Net Loss............................    (9,839)     (7,256)

Dividend on redeemable convertible
  Series B Preferred stock..........      (374)       (411)
                                     ---------- -----------
Net loss applicable to common
  stockholders......................  ($10,213)    ($7,667)
                                     ========== ===========
Basic and diluted net loss per share
 applicable to common stockholders..    ($0.54)     ($0.60)
                                     ========== ===========
Shares used in calculation of
 net loss per share.................    18,816      12,794


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                                KERAVISION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                  March 31,  December 31,
                                                     2000        1999
                                                -----------  ---------

                     ASSETS
Current assets:
  Cash and cash equivalents...................     $39,737    $43,251
  Available-for-sale investments..............         170      6,519
  Accounts receivable, net....................         454        567
  Inventory...................................       2,144      2,403
  Prepaid expenses and other current assets...         814      1,161
                                                -----------  ---------
Total current assets..........................      43,319     53,901

Property and equipment, net                          2,688      2,604
Other assets..................................         945        634
                                                -----------  ---------
Total assets..................................     $46,952    $57,139
                                                ===========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                               10,526     11,132
  Capital lease obligations - non-current.....         847      1,030
  Redeemable Convertible Series B Preferred
    Stock.....................................      17,338     16,964
  Total stockholders' equity
    (net capital deficiency)..................      18,241     28,013
                                                -----------  ---------
Total liabilities and total stockholders'
   equity (net capital deficiency)............     $46,952    $57,139
                                                ===========  =========

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